EXHIBIT 21.1
FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization

Antares-Desenvolvimento de Software, Lda.	Portugal

CAM2 S.r.l.	Italy

FARO Benelux BV	Netherlands

FARO Business Technologies India Pvt. Ltd.	India

FARO Cayman LP	Cayman Islands

FARO Delaware, LLC	Delaware

FARO Europe GmbH	Germany

FARO Europe GmbH	France

FARO FHN Netherlands Holdings B.V.	Netherlands

FARO Japan Inc.	Japan

FARO International (Shanghai) Co., Ltd.	China

FARO Singapore Pte Ltd.	Singapore

FARO Singapore Pte. Ltd.	Australia

FARO Singapore Pte. Ltd.	Korea (Republic of)

FARO Singapore Pte. Ltd.	Malaysia

FARO Singapore Pte. Ltd.	Vietnam

FARO Spain SLU	Spain

FARO Swiss Holding GmbH	Switzerland

FARO Swiss Manufacturing GmbH	Switzerland

FARO Technologies Polska sp.zo.o	Poland

FARO Turkey Olcu Sistemleri Ltd. Sti	Turkey

FARO Technologies (Thailand) Company Ltd.	Thailand

3D Measurement Technologies, S de RL de CV	Mexico

OOO FARO RUS	Russia

FARO Technologies UK Ltd.	United Kingdom

FARO Technologies do Brasil Ltda	Brazil

FARO Technologies Canada, Inc.	Canada

Open Technologies SRL	Italy

Photocore AG	Switzerland

FARO Technologies Sweden AB	Sweden

Advanced Technical Solutions Beijing Limited	China

Bitstars GmbH	Germany

GeoSLAM B.V.	Netherlands

GeoSLAM HK Limited	Hong Kong

GeoSLAM Inc.	Delaware

GeoSLAM International Ltd.	United Kingdom of Great Britain and Northern Ireland

GeoSLAM International Ltd.	South Africa

GeoSLAM Ltd.	United Kingdom of Great Britain and Northern Ireland

GeoSLAM OZ (Pty) Ltd.	Australia

GeoSLAM Pty Ltd.	Australia

GN Investments Ltd.	United Kingdom of Great Britain and Northern Ireland

GNI Technology Ltd.	United Kingdom of Great Britain and Northern Ireland

NGH Holdings Ltd.	United Kingdom of Great Britain and Northern Ireland

3D Laser Mapping International LLC	Delaware

3D Laser Mapping Ltd.	United Kingdom of Great Britain and Northern Ireland

3D Laser Mapping USA Inc.	Delaware

SiteScape Inc.	Delaware